Exhibit 99.1

Contact:	Garry O. Ridge
Phone:	619-275-9324

WD-40 Company Reports 22% Increase In First Quarter Net Income

SAN DIEGO, Jan 11, 2010 /PRNewswire — WD-40 Company (Nasdaq: WDFC) today reported sales for the first quarter ended November 30, 2009, of $77.7 million, a decrease of 7.0% from the first quarter last year. Net income for the first quarter was $9.4 million, up 22.5% over the prior year first quarter.

Gross margin was 51.4% in the first quarter compared to 46.3% in the same quarter last year.

“Our continued focus has helped us weather these turbulent times and produce positive overall results,” said Garry O. Ridge, WD-40 Company president and chief executive officer. “Staying focused has helped us get our gross margin back where we like it through a combination of product development initiatives such as the Smart Straw conversion, supply chain enhancements, including new manufacturing partners, and the benefits of the price increases we implemented last year to compensate for our increased cost of goods.”

During the quarter foreign currency exchange rates negatively affected net sales by $1.8 million and net income by $0.3 million.

The Company’s constant currency disclosures represent the translation of the Company’s current fiscal year revenues and expenses from the functional currencies of WD-40 Company subsidiaries to U.S. dollars utilizing the exchange rates in effect for the corresponding period of the prior fiscal year.

Summary

•

First quarter multi-purpose maintenance products sales, which include the WD-40(R) and 3-IN-ONE(R) brands, were $60.7 million, down 7.9% from the same quarter last year. Homecare and cleaning products sales, which include all other brands, were $17.0 million in the first quarter, down 3.8%.

•

Americas first quarter sales were $43.7 million, down 4.0% compared to the first quarter last year. Europe sales in the first quarter were $27.2 million, down 9.6%. Asia-Pacific quarter sales were $6.8 million, down 14.4%.

•	Diluted earnings per share for the first quarter were $0.56 versus $0.46 in the prior period.

Total sales by segment for the quarter were 56% from the Americas, 35% from Europe and 9% from Asia/Pacific.

Advertising and sales promotion expenses were down 4.0% for the first quarter compared to the same period last year.

“While our overall advertising and sales promotion expenses were down in the quarter, they slightly increased as a percentage of net sales,” Ridge said. “We saw some great success from the focused efforts we did during the quarter, including the Spot Shot promotion we did with the hit movie ‘Cloudy With A Chance of Meatballs,’ which generated positive sales lifts for this brand.”

Selling, general and administrative expenses were down 6.2% in the first quarter to $19.8 million.

Fiscal Year 2010 Guidance

WD-40 Company expects fiscal year 2010 net sales to grow 2%-9% to $298-$318 million. The Company expects diluted earnings per share of $1.80 to $1.95 for fiscal year 2010 based on an estimated 16.8 million shares outstanding.

Dividend

As previously announced, the board of directors declared on Tuesday, December 8, 2009 the regular quarterly dividend of $.25 per share, payable January 29, 2010 to stockholders of record on January 8, 2010.

WD-40 Company also announced that at its regularly scheduled meeting on December 8, 2009, the board of directors authorized an open-ended buy back of Company shares up to $15 million over the next 12 months.

“We are also pleased to report that we began shipping our new BLUE WORKS™ line as we expected in early December and will start to see modest results in the second quarter as we begin to build distribution,” said Ridge. “BLUE WORKS is aimed at the repair maintenance and overhaul segment of the market, so you will not find this new line at your local hardware store. We are encouraged by the feedback and the early acceptance we have received from this line that was developed specifically for our industrial customers.”

More detailed information will be available in WD-40 Company’s 10-Q that will be filed on January 11, 2010.

“We remain focused on committing our time, talent and treasure to our core strategic initiatives,” Ridge added. “We will do this by continuing our efforts to expand around the world by helping end users in countries like Russia, China and others to solve their rust, squeak and other maintenance issues. We will continue focusing our R&D resources on our multi-purpose maintenance products and adjacent categories as we did with the new BLUE WORKS line. We will also continue developing our business through acquisitions and strategic partnerships and leveraging the trust the WD-40 brand has established with its broad user base.”

WD-40 Company, with headquarters in San Diego, is a global consumer product company dedicated to delivering unique, high-value and easy-to-use solutions for a wide variety of maintenance needs of "doer" and "on-the-job" users by leveraging and building the brand fortress of the Company. The Company markets three multi-purpose maintenance product brands - WD-40(R), 3-IN-ONE(R) and BLUE WORKS™ - and eight homecare and cleaning product brands: X-14(R) hard surface cleaners and automatic toilet bowl cleaners, 2000 Flushes(R) automatic toilet bowl cleaners, Carpet Fresh(R) and No Vac(R) rug and room deodorizers, Spot Shot(R) aerosol and liquid carpet stain removers, 1001(R) carpet and household cleaners and rug and room deodorizers, and Lava(R) and Solvol(R) heavy-duty hand cleaners.

WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $292 million in fiscal year 2009.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company's outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including the impact of changes in foreign currency exchange rates, the impact of new product introductions and fluctuating market conditions, both in the United States and internationally. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

SOURCE WD-40 Company

http://www.wd40company.com

WD-40 Company

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts)

	Three Months Ended November 30,
	2009	2008
Net sales	$77,721	$83,597
Cost of products sold(1)	37,808	44,860

Gross profit	39,913	38,737

Operating expenses:
Selling, general and administrative	19,801	21,117
Advertising and sales promotion	5,198	5,413
Amortization of definite-lived intangible assets	185	129

Total operating expenses	25,184	26,659

Income from operations	14,729	12,078

Other (expense) income:
Interest expense, net	(489)	(440)
Other income, net	114	221

Income before income taxes	14,354	11,859
Provision for income taxes	4,941	4,174

Net income	$9,413	$7,685

Earnings per common share:
Basic	$0.57	$0.47

Diluted	$0.56	$0.46

Shares used in per share calculations:
Basic	16,556,206	16,495,678

Diluted	16,651,944	16,673,569

Dividends declared per common share	$0.25	$0.25

(1)	Includes cost of products acquired from related party of $4,260 for the three months ended November 30, 2008

WD-40 Company

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share and per share amounts)

	November 30, 2009	August 31, 2009
Assets
Current assets:
Cash and cash equivalents	$48,876	$45,956
Trade accounts receivable, less allowance for doubtful accounts of $682 and $694 at November 30, 2009 and August 31, 2009, respectively	45,059	48,061
Product held at contract packagers	1,398	1,797
Inventories	17,573	15,858
Current deferred tax assets, net	4,380	4,369
Other current assets	4,438	4,736

Total current assets	121,724	120,777

Property, plant and equipment, net	10,503	10,930
Goodwill	95,484	95,424
Other intangible assets, net	32,081	32,205
Other assets	3,000	3,281

Total assets	$262,792	$262,617

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$15,277	$12,529
Accrued liabilities	15,334	15,233
Current portion of long-term debt	10,714	10,714
Accrued payroll and related expenses	5,306	7,168
Income taxes payable	4,133	2,570

Total current liabilities	50,764	48,214

Long-term debt	10,714	21,429
Long-term deferred tax liabilities, net	17,658	16,868
Deferred employee benefits and other long-term liabilities	3,150	3,159

Total liabilities	82,286	89,670

Shareholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 18,147,003 and 18,093,879 shares issued at November 30, 2009 and August 31, 2009, respectively; and 16,583,505 and 16,530,381 shares outstanding at November 30, 2009 and August 31, 2009, respectively	18	18
Additional paid-in capital	88,047	86,729
Retained earnings	143,631	138,367
Accumulated other comprehensive loss	(1,124)	(2,101)
Common stock held in treasury, at cost — 1,563,498 shares at November 30, 2009 and August 31, 2009	(50,066)	(50,066)

Total shareholders’ equity	180,506	172,947

Total liabilities and shareholders’ equity	$262,792	$262,617

WD-40 Company

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	Three Months Ended November 30,
	2009	2008
Operating activities:
Net income	$9,413	$7,685
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,082	909
Net gains on sales and disposals of property and equipment	(2)	(3)
Deferred income tax expense	501	519
Excess tax benefits from exercises of stock options and conversions of restricted stock units to common shares	(108)	(14)
Stock-based compensation	665	625
Unrealized foreign currency exchange gains, net	(469)	(295)
Provision for bad debts	—	135
Equity losses from related party	—	243
Changes in assets and liabilities:
Trade accounts receivable	3,798	(864)
Product held at contract packagers	405	(1,263)
Inventories	(1,629)	(2,903)
Other assets	534	(950)
Accounts payable and accrued expenses and liabilities	(1,133)	(2,873)
Accounts payable to related party	—	(380)
Income taxes payable	3,272	2,872
Deferred employee benefits and other long-term liabilities	(12)	(33)

Net cash provided by operating activities	16,317	3,410

Investing activities:
Capital expenditures	(314)	(1,172)
Proceeds from sales of property and equipment	17	60

Net cash used in investing activities	(297)	(1,112)

Financing activities:
Repayments of long-term debt	(10,714)	(10,714)
Dividends paid	(4,149)	(4,134)
Proceeds from issuance of common stock	859	640
Excess tax benefits from exercises of stock options and conversions of restricted stock units to common shares	108	14

Net cash used in financing activities	(13,896)	(14,194)

Effect of exchange rate changes on cash and cash equivalents	796	(3,747)

Net increase (decrease) in cash and cash equivalents	2,920	(15,643)

Cash and cash equivalents at beginning of period	45,956	41,983

Cash and cash equivalents at end of period	$48,876	$26,340

WD-40 Company

Condensed Consolidated Statements of Comprehensive Income

(Unaudited and in thousands)

	Three Months Ended November 30,
	2009	2008
Net income	$9,413	$7,685

Other comprehensive income (loss):
Equity adjustment from foreign currency translation, net of tax	977	(8,250)

Total comprehensive income (loss)	$10,390	$(565)